LKQ Corporation Announces 2005 First Quarter Net Income Results Up 49%--Increases Full Year EPS Guidance

Chicago, IL--April 28, 2005--LKQ Corporation (NASDAQ: LKQX) today reported results for its first quarter ended March 31, 2005, with revenue of $133.8 million, net income of $8.4 million and diluted earnings per share of $0.37.

“Our Company exceeded its previous revenue and earnings estimates for this quarter. We achieved a record quarter with impressive revenue growth of approximately 34% that included organic revenue growth of 11%. Our net income increased by 49% and our earnings per share increased by 48%. We were particularly pleased with the expansion of our EBITDA margin to 12.3%, which was largely attributable to gaining leverage from our distribution network, as well as our G&A costs. We acquired an Eastern seaboard based aftermarket company during the quarter, which performed in line with expectations, and acquired a South Carolina based automotive parts recycling company in April of 2005, as we continued our geographic expansion of these product lines,” said Joe Holsten, President and Chief Executive Officer.

2005 Reported Results

For the first quarter of 2005, revenue increased 33.7% to $133.8 million compared with $100.1 million for the first quarter of 2004. Approximately $22.6 million in revenue growth for the quarter was from businesses we acquired. For the quarter, net income increased 49.1% to $8.4 million compared with $5.6 million for the first quarter of 2004. Diluted earnings per share was $0.37 for the quarter compared with $0.25 for the first quarter of 2004.

Our consolidated aftermarket collision replacement parts revenue for the quarter was $20.3 million.

The weighted average diluted shares outstanding for the quarter was 22.7 million compared to 22.2 million for the first quarter of 2004. The number of outstanding shares of common stock in 2005 changed from 2004 due primarily to the effect of the exercise of stock options and warrants.

2005 Acquisitions

On February 1, 2005, we acquired for approximately $15.5 million, net of acquired cash, Bodymaster Auto Parts, Inc. and a related company that operate in the aftermarket collision automotive replacement parts business. This business operates from two locations near Philadelphia and Washington, D.C. The revenue of this business in 2004 was approximately $19.5 million.

On April 1, 2005, we acquired A&R Auto Parts, Inc., a recycled OEM automotive replacement parts company. This business is located between Spartanburg and Greenville, South Carolina. A&R’s revenue for 2004 was approximately $11.0 million.

Company 2005 Outlook

We expect that full year 2005 revenue will be within a range of $536.0 million to $541.0 million and that organic revenue growth will be in the low double digits, with the balance of the growth being the full year impact of 2004 business acquisitions and the 2005 business acquisitions we have completed to date. We expect net income to be within a range of $26.7 million to $27.7 million and diluted earnings per share to be between $1.16 and $1.20.

For the second quarter of 2005 we expect revenue to be between $133.5 million and $135.0 million, net income to be between $6.7 million and $7.1 million, and diluted earnings per share to be between $0.29 and $0.31.

Our 2005 guidance does not include the impact from SFAS No. 123R, Share-Based Payment, which is now scheduled to become effective in our fiscal year beginning January 1, 2006. Our 2005 guidance also does not include the effect of any future business acquisitions.

We estimate the weighted average diluted shares outstanding for the full year 2005 to be approximately 23.1 million and for the second quarter to be approximately 23.0 million. These share numbers are estimates and as such will be affected by factors such as any future stock issuances, the number of our options and warrants exercised in subsequent periods, and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our first quarter results on Thursday, April 28, 2005 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until May 28, 2005.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 47 sales and processing facilities, 9 self-service retail automotive parts facilities and 12 redistribution centers that reach most major markets in the United States. In addition, we have 3 recycled OEM facilities in Central America. We also are one of the largest suppliers of aftermarket collision automotive replacement parts, operating in approximately 30 locations, primarily east of the Mississippi River.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

•	the availability and cost of inventory;
•	pricing of new OEM replacement parts;
•	variations in vehicle accident rates;
•	changes in state or federal laws or regulations affecting our business;
•	fluctuations in fuel prices;
•	changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;
•	changes in the types of replacement parts that insurance carriers will accept in the repair process;
•	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;
•	declines in asset values;
•	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;
•	uncertainty as to our future profitability;
•	increasing competition in the automotive parts industry;
•	our ability to increase or maintain revenue and profitability at our facilities;
•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;
•	our ability to operate within the limitations imposed by financing arrangements;
•	our ability to obtain financing on acceptable terms to finance our growth;
•	our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;
•	our ability to develop and implement the operational and financial systems needed to manage our growing operations; and
•	other risks that are described in our Form 10-K filed March 8, 2005 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

Financial Tables To Follow

CONTACT: LKQ Corporation
Mark T. Spears, Senior Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
( In thousands, except per share data )

	Three Months Ended
	March 31,
	2005	2004
Revenue	$133,807	$100,073

Cost of goods sold	71,171	53,077

Gross margin	62,636	46,996

Facility and warehouse expenses	14,454	10,728

Distribution expenses	14,095	10,694

Selling, general and administrative expenses	17,725	14,207

Depreciation and amortization	1,966	1,505

Operating income	14,396	9,862

Other (income) expense
Interest expense	572	537
Interest income	(18)	(18)
Other (income) expense, net	(162)	(87)

Total other expense	392	432

Income before provision for income taxes	14,004	9,430

Provision for income taxes	5,603	3,795

Net income	$8,401	$5,635

Net income per share:
Basic	$0.41	$0.29

Diluted	$0.37	$0.25

Weighted average common shares outstanding:
Basic	20,631	19,643

Diluted	22,692	22,181

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Supplementary Data
( $ in thousands)

	Three Months Ended March 31,
Operating Highlights	2005		2004
		% of		% of
		Revenue		Revenue	$ Growth	% Growth

Revenue	$133,807	100.0%	$100,073	100.0%	$33,734	33.7%

Cost of goods sold	71,171	53.2%	53,077	53.0%	18,094	34.1%

Gross margin	62,636	46.8%	46,996	47.0%	15,640	33.3%

Facility and warehouse expenses	14,454	10.8%	10,728	10.7%	3,726	34.7%

Distribution expenses	14,095	10.5%	10,694	10.7%	3,401	31.8%

Selling, general and administrative expenses	17,725	13.2%	14,207	14.2%	3,518	24.8%

Depreciation and amortization	1,966	1.5%	1,505	1.5%	461	30.6%

Operating income	14,396	10.8%	9,862	9.9%	4,534	46.0%

Other (income) expense
Interest expense	572	0.4%	537	0.5%	35	6.5%
Interest income	(18)	0.0%	(18)	0.0%	-	0.0%
Other (income) expense, net	(162)	-0.1%	(87)	-0.1%	(75)	86.2%

Total other expense	392	0.3%	432	0.4%	(40)	-9.3%

Income before provision for income taxes	14,004	10.5%	9,430	9.4%	4,574	48.5%

Provision for income taxes	5,603	4.2%	3,795	3.8%	1,808	47.6%

Net income	$8,401	6.3%	$5,635	5.6%	$2,766	49.1%

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Cash Flows
( In thousands )

	Three Months Ended March 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,401	$5,635
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,966	1,505
Deferred income taxes	383	705
Writeoff of debt issuance costs	-	346
Other adjustments	18	(47)
Changes in operating assets and liabilities, net of
effects from purchase transactions:
Receivables	(1,154)	(313)
Inventory	(1,613)	(4,368)
Other operating assets and liabilities	3,310	2,399

Net cash provided by operating activities	11,311	5,862

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(2,953)	(6,649)
Purchase of investment securities	-	(650)
Decrease in restricted cash in escrow	132	-
Cash used in acquisitions	(15,815)	(39,638)

Net cash used in investing activities	(18,636)	(46,937)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrant exercises	639	1,847
Debt issuance costs	(43)	(237)
Net borrowings of long-term debt	8,847	27,065

Net cash provided by financing activities	9,443	28,675

Net increase (decrease) in cash and equivalents	2,118	(12,400)

Cash and equivalents, beginning of period	1,612	16,082

Cash and equivalents, end of period	$3,730	$3,682

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Balance Sheets
( In thousands, except share data )

	March 31,	December 31,
	2005	2004
Assets
Current Assets:
Cash and equivalents	$3,730	$1,612
Restricted cash	467	-
Receivables, net	30,284	28,305
Inventory	80,040	74,150
Prepaid expenses and other current assets	3,370	3,375

Total Current Assets	117,891	107,442

Property and Equipment, net	72,135	70,730
Intangibles, net	112,746	100,364
Deferred Income Taxes	4,145	4,621
Other Assets	5,742	5,118

Total Assets	$312,659	$288,275

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$9,651	$8,424
Accrued expenses and other current liabilities	25,620	20,822
Current portion of long-term obligations	220	317

Total Current Liabilities	35,491	29,563

Long-Term Obligations, Excluding Current Portion	58,889	49,945
Other Noncurrent Liabilities	4,088	4,079

Redeemable Common Stock, $0.01 par value, 50,000
shares issued	617	617

Commitments and Contingencies

Stockholders' Equity:
Common stock, $0.01 par value, 500,000,000 shares
authorized, 20,652,823 and 20,565,413 shares issued at
March 31, 2005 and December 31, 2004, respectively.	207	206
Additional paid-in capital	202,590	201,484
Warrants	261	261
Retained earnings	9,541	1,140
Accumulated other comprehensive income	975	980

Total Stockholders' Equity	213,574	204,071

Total Liabilities and Stockholders' Equity	$312,659	$288,275

The following table reconciles EBITDA to net income:

	Three Months
	Ended March 31,
	2005	2004
	(In thousands)

Net income	$8,401	$5,635
Depreciation and amortization	1,966	1,505
Interest, net	554	519
Provision for income taxes	5,603	3,795

Earnings before interest, taxes, depreciation
and amortization (EBITDA)	$16,524	$11,454

EBITDA as a percentage of revenue	12.3%	11.4%